UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2014

BANK OF THE CAROLINAS CORPORATION

(Exact name of Registrant as specified in its charter)

NORTH CAROLINA	000-52195	20-4989192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 BOXWOOD VILLAGE DRIVE, MOCKSVILLE, NORTH CAROLINA 27028
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 18, 2014, Bank of the Carolinas Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with the United States Department of the Treasury (the “Treasury”). The Agreement sets forth the terms of the Company’s repurchase from the Treasury of shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and a ten-year warrant to purchase shares of the Company’s common stock (the “Warrant”).

Background. On April 17, 2009, the Company issued and sold to the Treasury 13,179 shares of the Series A Preferred Stock for an aggregate purchase price of $13,179,000. The Series A Preferred Stock pays quarterly dividends. The dividend rate on the Series A Preferred Stock is currently 5% per annum. From and after May 15, 2014, the dividend rate will increase to 9% per annum. The Company has deferred all quarterly dividend payments on the Series A Preferred Stock since February 2011.

In conjunction with the sale of its Series A Preferred Stock, the Company also issued the Warrant to the Treasury. The Warrant gave the Treasury the right to purchase up to 475,204 shares of the Company’s common stock at a price of $4.16 per share. As of the date of this report, the Treasury has not exercised its right to purchase any shares of common stock under the Warrant.

Securities Purchase Agreement. Under the terms of the Agreement, the Company may repurchase the 13,179 shares of Series A Preferred Stock and the Warrant currently held by the Treasury. The aggregate purchase price for the shares of Series A Preferred Stock, including all accrued and unpaid dividends, and the Warrant, will be $3,294,750. The closing of the transaction will occur at such time as is agreed to in writing by the Company and the Treasury. The Treasury has agreed not to transfer its shares of the Series A Preferred Stock or the Warrant before the closing, and has also agreed not to exercise the Warrant without the prior written consent of the Company.

The Agreement contains customary representations and warranties of the Company and is subject to customary closing conditions, including regulatory approval of the transaction. There can be no guarantee that the Company will receive regulatory approval for the transaction or have sufficient funds available to consummate the transaction.

The Agreement may be terminated by mutual agreement of the Company and the Treasury. The Agreement may also be terminated by either party in the event that the transaction does not close on or before August 15, 2014. The Treasury may also terminate the Agreement in the event the Company does not receive all necessary regulatory approvals for the transaction on or before July 31, 2014.

Caution Regarding Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Registrant’s goals and expectations and (ii) statements preceded by, followed by, or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Stephen R. Talbert
President and Chief Executive Officer

Dated: April 24, 2014